EXHIBIT 10
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            CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

        This Confidential Separation Agreement and General Release (hereinafter referred to as "Agreement") is made this 20th day of March, 2001, by and between Daniel DalleMolle (hereinafter referred to as "DalleMolle") and Newell Rubbermaid Inc. (hereinafter referred to as "Newell").

        WHEREAS, Newell decided to terminate DalleMolle's employment and DalleMolle thereafter submitted his resignation as an employee of Newell to be effective February 28, 2001; and

        WHEREAS, DalleMolle desires to secure the severance benefits as provided below; and recognizes that this package includes valuable consideration to which he would not otherwise be entitled; and

        WHEREAS, the parties desire to effect a final settlement of all matters relating to DalleMolle's employment and his relationship with Newell and have arrived at a compromise of all such matters.

        NOW, THEREFORE, based upon the foregoing and in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the parties agree as follows:

        1. Neither this Agreement nor any action taken by Newell pursuant to it shall in any way be construed as an admission by Newell of any liability, wrongdoing or violation of law, regulation, contract or policy.

        2. Newell agrees to pay and/or provide to DalleMolle the following severance benefits in final settlement of all claims DalleMolle may have against Newell:

             a. Severance pay will be paid to DalleMolle at his base salary in effect on February 28, 2001 on normal pay periods less all legally required withholding for taxes and social security through November 30, 2001. Such payments will begin after the passage of seven (7) days following DalleMolle's execution of this Agreement.

             b. Medical group coverage, including coverage under the Newell Medical Reimbursement Plan, will be continued for DalleMolle through February 28, 2002, or, the date DalleMolle secures other employment that provides equivalent or better coverage, whichever event occurs first. The above-mentioned coverages will be provided on the same basis as such benefits are provided to existing employees at his level. DalleMolle will remain responsible for the partial payment of premiums to the extent that existing employees pay such premiums. With regard to medical and dental coverage, for the purposes of the Consolidated Omnibus Budget Reconciliation Act (COBRA), the date of the qualifying event will be February 28, 2002.

             c. All vested stock options held by DalleMolle pursuant to the Newell Rubbermaid Stock Option Plan as of February 28, 2001 may be exercised by DalleMolle at any time prior to November 30, 2001, including those that vest during the period from February 28, 2001 to November 30, 2001. No further stock options will be granted to DalleMolle.

             d. DalleMolle will be allowed the use of his Newell lease car until November 30, 2001. DalleMolle may, at his discretion, purchase his Newell leased car at any time prior to November 30, 2001 at the buy-out price as established by the leased automobile program as of the date of purchase.

             e. DalleMolle's rights to distribution from his account in the Newell Co. Deferred Compensation Plan, if any, are governed by the terms of that Plan.

             f. In lieu of providing DalleMolle executive level out placement services, Newell will pay DalleMolle $50,000.

             g. DalleMolle shall receive twelve (12) weeks vacation pay.

             h. DalleMolle will be paid no further wages, bonuses, benefits, compensation or remuneration of any kind subsequent to February 28, 2001, other than those specifically provided above.

        3. DalleMolle hereby resigns from Newell as an employee effective February 28, 2001 and expressly declines reinstatement, employment and rehire by Newell and waives all rights to claim such relief and agrees never to seek or apply for employment with Newell or any of its subsidiaries, divisions, affiliated businesses or parent companies in the future.

        4. DalleMolle agrees that this Agreement and all its terms and provisions are strictly confidential and shall not be divulged or disclosed in any way to any person other than his spouse, legal counsel and tax advisor if he so desires, and that he will protect the confidentiality of the Agreement in all regards. Should DalleMolle choose to divulge the terms and conditions of the Agreement to his spouse, legal counsel or tax advisor, he shall ensure that they will be similarly bound to protect its confidentiality

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             and that a breach of the paragraph by DalleMolle's spouse, legal counsel or tax advisor shall be considered a breach of the paragraph by DalleMolle.

        5. DalleMolle represents that he has not filed any pending complaint, charge, claim or grievance against Newell with any local, state or federal agency, court or commission.

        6.   (a)  DalleMolle acknowledges that:

                  (i) As a result of his employment with Newell he has obtained secret and confidential information concerning the business of Newell and its subsidiaries and divisions, including, without limitation, the operations and finances, the business plan, the identity of potential acquisitions, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, product and process specifications and related costs, price, profitability and sales information;

                  (ii) Newell and its subsidiaries and divisions will
                       suffer substantial damage which will be difficult to compute if DalleMolle should enter into a Competitive Business (as defined below), unless approved by Newell in writing and in advance, or if he should divulge secret and confidential information relating to the business of Newell heretofore acquired by him in the course of his employment with Newell; and

                 (iii) The provisions of this Agreement are reasonable
                       and necessary for the protection of the business of Newell and its subsidiaries and divisions.

             b.   DalleMolle agrees that he will not for a period of one
                  (1) years following the date of his resignation divulge to any person, firm or corporation, or use for his own benefit, any secret or confidential information obtained or learned by him in the course of his employment with Newell with regard to the operational, financial, business or other affairs of Newell or its subsidiaries and divisions, including, without limitation, proprietary trade "know how" and secrets, financial information and models, customer lists, business, marketing, sales and acquisition plans, identity and qualifications of Newell's employees, sources of supply, pricing policies, proprietary operational methods, product specifications or technical processes, except (i) with Newell's express written consent; or (ii) to the extent that any such

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                  information is in or becomes part of the public domain
                  other than as a result of DalleMolle's breach of any of his obligations hereunder.

             c. Except as provided herein, DalleMolle represents that he has no later than the date he signs this Agreement, delivered to Newell all memoranda, notes, files, computers, software, discs, memory storage records, reports, manuals, drawings, blueprints, credit cards and other documents (and all copies thereof) and other tools provided to DalleMolle by Newell relating to the business of Newell and its subsidiaries and divisions and all property associated therewith which he may possess or have under his control. DalleMolle further represents that he has neither kept, created, nor downloaded any copy of Newell's computer records.

             d. For a period of one (1) years following the date of his resignation, DalleMolle, without the prior express written permission of Newell, shall not solicit, induce or entice, or cause any other person or entity to solicit, recruit, induce or entice to leave the employ of Newell or any of its subsidiaries or divisions any person employed or retained by Newell or any of its subsidiaries or divisions. Nothing in this provision prevents DalleMolle from hiring any individual who has without encouragement or suggestion by DalleMolle initiated the contact with DalleMolle and who has on his/her own accord affirmatively communicated to DalleMolle that he/she has finalized a decision to leave Newell or one of its subsidiaries or divisions.

             e. For a period of two (2) years following the date DalleMolle signed this Agreement, DalleMolle, without the prior express written permission of Newell, shall not (i) enter into the employ of or render any services, in an executive, managerial, sales, financial or strategic planning capacity, to any person, firm, or corporation engaged in the manufacture, sale or distribution of products currently being designed, developed, manufactured, sold or distributed by Newell or any of its subsidiaries or divisions which directly or indirectly compete with the LeeRowan, BernzOmatic, Amerock, Newell Hardware Europe, EZ Paintr, Anchor Hocking Consumer Glass, and Anchor Hocking Specialty Glass business operations as conducted as of the date DalleMolle signed this Agreement (a "Competitive Business"), or (ii) engage in any Competitive Business for his own account or (iii) solicit, interfere with or endeavor to entice away from Newell any of its customers with which DalleMolle had contact or communication during his employment with Newell. The

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                  covenants contained in paragraphs 6(e)(i) and (ii)
                  shall apply only as to Competitive Business located or doing business in the United States, Canada or Europe.

             f. DalleMolle agrees that he will conduct himself in a professional manner and not make any disparaging or negative statements regarding Newell, its subsidiaries or divisions or their officers, directors or employees at any time in the future.

             g. If DalleMolle commits a breach, or threatens to commit a breach, of any of the provisions of paragraph 6, Newell shall have the right:

                  (i) to have the provisions of this Agreement specifically enforced by and obtain any other relief to which it is entitled by law or equity from any court having jurisdiction; and

                  (ii) to require DalleMolle to pay over to Newell and/or
                       forfeit all severance benefits provided in paragraph 2 of this Agreement and to account for and pay over to Newell all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by him as the result of any transactions constituting a breach of any of the provisions of paragraph 6, and DalleMolle hereby agrees to account for and pay over such Benefits to Newell.

                 (iii) discontinue the payment of any further severance
                       benefits.

             h. Each of the rights and remedies enumerated in this paragraph 6 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Newell in law or equity at any time in the future.

        7. Following his resignation and throughout his period of severance pay, DalleMolle shall, upon reasonable notice and at reasonable times, (having due regard for the conflicting obligations arising from any other employment or engagement of DalleMolle), advise and assist Newell in preparing such operational, financial or other reports or other filings as Newell may reasonably request, and to respond to inquiries concerning the operations, finances and business of Newell and otherwise cooperate with Newell and its affiliates as Newell shall reasonably request. Furthermore, upon reasonable notice, DalleMolle agrees to cooperate with Newell at Newell's request in prosecuting or defending

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             against any litigation, complaints or claims against or
             involving Newell or any of its subsidiaries, divisions or affiliated businesses at any time in the future.

        8. As a material inducement to Newell to enter the Agreement, DalleMolle hereby irrevocably and unconditionally releases, acquits and forever discharges Newell, its successors, assigns, agents, directors, officers, employees, representatives, subsidiaries, divisions, parent corporations and affiliates, and all other persons acting by, through or in concert with any of them (collectively "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, actions, damages, expenses (including attorneys' fees and costs actually incurred), or any rights of any and every kind or nature, accrued or unaccrued, known and unknown, which DalleMolle has or claims to have against each or any of the Releasees. This release pertains to but is in no way limited to all matters relating to or arising out of DalleMolle's employment and termination of employment by Newell and all claims for severance benefits. The release further pertains to but is in no way limited to rights and claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.), Title VII of the Civil Rights Act, as amended, the Americans With Disabilities Act, and all state, local or municipal fair employment laws.

        9. The Agreement shall be binding upon DalleMolle and upon his heirs, administrators, representatives, executors, successors, and assigns and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors, and assigns.

        10. As a further material inducement to Newell to enter into this Agreement, DalleMolle hereby agrees to indemnify and hold each and all of the Releasees harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorneys' fees incurred by Releasees, arising out of the breach of the Agreement by DalleMolle.

        11. The parties understand and agree that the Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of settlement, that no representations or commitments were made by the parties to induce the Agreement other than as expressly set forth herein and that the Agreement is fully understood by the parties. DalleMolle further represents that he has had the opportunity and time to consult with legal counsel concerning the provisions of the Agreement and that he has been given twenty-one (21) days within which to execute the Agreement and seven (7) days following his execution to revoke the Agreement. The Agreement may not be modified or

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             supplemented except by a subsequent written Agreement signed by the party against whom enforcement of the modification is sought.

        12. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Illinois, without regard to its conflicts of laws rules.

        13. DalleMolle acknowledges that he has carefully read the entire document, that a copy of the document was available to him prior to execution, that he knows and understands the provisions of the document, and that he has signed the document as his own free act and deed.

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        IN WITNESS WHEREOF, the parties herein executed the Agreement as of the date appearing next to their signatures.

                                 NEWELL RUBBERMAID INC.



   Date:  March 23, 2001         By:  /s/ Dale L. Matschullat
                                      ------------------------------
                                      Name:  Dale L. Matschullat
                                      Title: Vice President   General
                                                Counsel

   CAUTION: THIS IS A RELEASE. CONSULT WITH AN ATTORNEY AND READ IT BEFORE SIGNING. THIS AGREEMENT MAY BE REVOKED IN WRITING BY YOU WITHIN SEVEN (7) DAYS OF YOUR EXECUTION OF THE DOCUMENT.


   Date:  March 21, 2001         /s/  Daniel DalleMolle
                                 -------------------------------------
                                      Daniel DalleMolle

   STATE OF ARIZONA    )
                       )  SS.
   COUNTY OF MARICOPA  )

        On the 21st day of March, 2001, Daniel DalleMolle appeared before me and, after being duly sworn, did say that he acknowledged the instrument to be his voluntary act.

                       In witness whereof, I hereunto set my hand and official seal:

                       /s/ Lisa R. Russo
                       ---------------------------------------
                                 Notary Public

















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